Exhibit 1.02 Conflict Minerals Report

TTM Technologies, Inc. (the “Company” or “TTM”) is a leading global provider of time-critical and technologically complex printed circuit board (PCB) products and backplane assemblies (PCBs populated with electronic components), which serve as the foundation for sophisticated electronic products. The Company provides advanced technology products and offers a one-stop manufacturing solution to customers from engineering support to prototype development through final volume production. The Company serves a diversified customer base in various markets throughout the world, including manufacturers of networking/communications infrastructure products, touch screen tablets and smartphones. The Company also serves aerospace and defense, high-end computing, and industrial/medical industries. The Company’s customers include both original equipment manufacturers (OEMs) and electronic manufacturing services (EMS) providers.

(1)	Due Diligence

In 2013, TTM created a cross-functional working group (the “Working Group”) tasked with developing policies and procedures consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals for Conflict-Affected and High-Risk Areas, including both Supplements on Tin, Tantalum and Tungsten, and the Gold Supplement (the “Guidance”), relating to columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives (limited to tantalum, tin, and tungsten), and gold (collectively, “Conflict Minerals”). In accordance with the requirements of Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended, and the instructions to Form SD, the Working Group initially reviewed the Company’s PCB and printed circuit assembly (PCA) products, both of which are manufactured to customer specifications, to determine if they contained Conflict Minerals necessary to the product’s generally expected functions, use, purpose or production. The Working Group concluded the base PCBs may contain either gold or tin in surface finishes, and PCAs may contain any of the four Conflict Minerals in component terminal finishes. As a company in the manufacturing and assembly of PCBs and PCAs, TTM is several levels removed from the actual mining and refining of Conflict Minerals. TTM does not purchase raw ore or unrefined Conflict Minerals and makes no direct purchases in the Covered Countries (the Democratic Republic of Congo, or DRC, the Republic of Congo, Angola, Burundi, Central African Republic, Rwanda, South Sudan, Tanzania, Uganda or Zambia).

The Working Group then identified the suppliers of the Conflict Minerals in these products and conducted a supply-chain survey to obtain source smelter identification from its suppliers of Conflict Minerals using the standard Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (“EICC-GeSI”) template questionnaire or, where necessary to accommodate a particular supplier, an equivalent format. The questionnaire was distributed to all identified suppliers of components or materials containing Conflict Minerals to determine the country of origin of the Conflict Minerals used therein, whether such Conflict Minerals were sourced from recycled or scrap materials, or whether such Conflict Minerals were otherwise outside of the supply chain as of January 31, 2013. The questionnaire requested information on Conflict Minerals in components or materials supplied to TTM during calendar year 2013 and contained representations as to the source and origin of the necessary Conflict Minerals contained in the relevant products.

TTM’s diligence measures were established in conformity with the Guidance and included EICC/GeSI resources relating to the identification and location of smelters and refiners of conflict minerals that are contained in materials provided to TTM’s suppliers. In addition to identifying suppliers of Conflict Minerals to the Company and conducting the supply-chain survey, TTM’s diligence measures included (i) requesting suppliers to declare if any Conflict Minerals utilized in their products originate in the Covered Countries, and (ii) comparing the smelters and refiners identified in the supply-chain survey against the list of smelters that have been validated as “conflict free” by the EICC/GeSI Conflict Free Smelter (CFS) Program. Weekly follow-up with suppliers was conducted as needed. Through this process, TTM learned that a small number of its suppliers of Conflict Minerals for its PCA products had identified some, but not all, of their source smelters. TTM is continuing to work with such suppliers to obtain complete and accurate information relating to the source smelters.

Through its supply-chain survey, the Company found that one of its source smelters, Malaysia Smelting Corporation based in Penang, Malaysia (“MSC”), which supplies tin products used by the Company in connection with both PCBs and PCAs, purchases 15-20% of its tin ore from predominantly artisanal miners in Central Africa. The Company understands that the majority of such tin ore is from Rwanda and from the Southern Katanga Province of the DRC that are not within the recognized conflict areas of the Eastern DRC. The MSC smelter has been certified by the EICC-GeSI CFS Program as “conflict-free.”

In accordance with the guidance set forth in the Public Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued by the Director of the Division of Corporation Finance of the Securities and Exchange Commission on April 29, 2014 (the “SEC Statement”), TTM has not obtained an independent private sector audit of this Report.

(2)	Product Description

As noted above, the Company’s supply chain survey did not yield complete source-smelter information from a small number of the suppliers of Conflict Minerals for TTM’s PCA products. The Company is continuing its efforts to work with such suppliers to ensure that complete information is provided to the Company, including the country of origin of the relevant Conflict Minerals and the identity of the source smelters used to process the minerals. As additional information is obtained, the Company will undertake to determine whether such smelters have been certified by the EICC-GeSI CFS Program as “conflict-free” or otherwise. In connection with such continuing diligence, the Company intends to increase education of and outreach to its suppliers.

TTM has adopted a Conflict Minerals Policy and Statement. A copy of the Statement, together with a copy of this Form SD and Conflict Minerals Report, can be found on the Company’s website at http://ttmtech.com/about/documents/Conflict_Minerals_Information.pdf. The content of our website as referred to in this Form and Report is included for general information only and is not incorporated by reference herein. In accordance with the Policy, TTM is continuing to audit its suppliers and has sought their cooperation and assistance in ensuring that the Conflict Minerals used in our products are sourced reliably and responsibly. As noted in the Policy, in an effort to mitigate risk, TTM’s purchasing decisions will be influenced by the level of cooperation it receives from suppliers in responding to the Company’s diligence inquiries and otherwise in sourcing responsibly from non-conflict areas.

TTM’s success in making determinations about the potential presence of Conflict Minerals in its products depends upon various factors including, but not limited to, the respective due diligence efforts of its suppliers and their supply chain and their respective willingness, whether public or private entities, to disclose such information to the Company, and the ability of the involved entities in making their determinations in accordance with nationally or internationally recognized standards, including the Guidance provided by the OECD. The failure to obtain reliable information from any level of TTM’s supply chain could have a material impact on the Company’s future ability to report on the presence of Conflict Minerals with any degree of certainty. There can be no assurance that the Company’s suppliers will continue to cooperate with diligence inquiries and requests for certifications or provide documentation or other evidence that TTM considers reliable or in a time frame sufficient to allow the Company to make its own assessment following appropriate further diligence measures, if any.